EXHIBIT 99.1

For Immediate Release: Tuesday, July 24, 2007

Occidental Petroleum Announces Second Quarter Earnings

LOS ANGELES -- Occidental Petroleum Corporation (NYSE: OXY) announced net income for the second quarter 2007 was $1.412 billion ($1.68 per diluted share), compared with $860 million ($0.99 per diluted share) for the second quarter 2006. The second quarter 2007 net income includes $419 million after-tax gains ($0.50 per diluted share) from the sale of non-core assets. The second quarter 2006 net income includes a $347 million after-tax loss ($0.40 per diluted share) from the write-off of assets and income from the operations of assets written off and held for sale.

In announcing the results, Dr. Ray R. Irani, Chairman, President and Chief Executive Officer said, "Net income for the first six months of 2007 was at a record high $2.624 billion. We look ahead to the remainder of the year as the giant Dolphin Project, one of the largest energy projects ever undertaken in the Middle East, has become operational. Dolphin is now delivering natural gas from its wells in Qatar's North Field to customers in the United Arab Emirates. This unique project will have significant impact on the region and we expect our 24.5-percent interest in Dolphin to provide a steady contribution to Oxy's financial performance for the next 25 years."

"During the first half of 2007, Occidental has strengthened its asset base by acquiring additional producing properties in the Permian Basin in Texas and by divesting of non-core assets in the Gulf of Mexico, Pakistan, and Russia. The net impact of these transactions, together with the Dolphin Project production ramp-up, should result in Occidental producing at a year-end exit rate in the range of 630,000 to 650,000 barrels of oil equivalent per day," said Dr. Irani.

QUARTERLY RESULTS

Oil and Gas

Oil and gas segment earnings, excluding the results of Pakistan, which was sold, and Horn Mountain, which was exchanged, at the end of June, were $1.682 billion for the second quarter 2007, compared with $1.857 billion for the same period in 2006. The decline in the second quarter 2007 earnings reflected decreases from lower crude oil prices, increased DD&A rates and higher exploration and operating expenses, partially offset by higher production and natural gas prices.

The average price for West Texas Intermediate crude oil in the second quarter 2007 was $65.05 per barrel compared to $70.70 per barrel in the second quarter 2006. Oxy's realized price for worldwide crude oil was $59.11 per barrel for the second quarter 2007, compared with $61.66 per barrel for the second quarter 2006. The average price for NYMEX gas in the second quarter 2007 was $7.56 per MCF, compared with $7.26 per MCF in the second quarter 2006. Domestic realized gas prices increased from $6.23 per MCF in the second quarter 2006 to $7.07 per MCF for the second quarter 2007.

Production

For the second quarter 2007, daily oil and gas production averaged 583,000 barrels of oil equivalent (BOE), compared with 609,000 BOE per day produced in the second quarter 2006. Daily production, excluding Horn Mountain, Pakistan and Russia, was 558,000 BOE for the second quarter 2007, compared with 551,000 BOE for the second quarter 2006.

Chemicals

Chemical segment earnings for the second quarter of 2007 were $158 million, compared with second quarter 2006 segment earnings of $251 million. The second quarter 2007 results reflect lower margins for chloro-vinyl products.

Items Affecting Net Income

The second quarter 2007 net income includes after-tax gains of $419 million, consisting of: a $181 million gain resulting from the sale of 18.6 million shares of the investment in Lyondell common stock, a $116 million gain from the sale of Pakistan assets to BP, a $107 million gain from the swap of Horn Mountain assets with BP and a $15 million gain from the sale of domestic mineral interests.

The second quarter 2006 net income includes a net after-tax loss of $347 million, consisting of: a $415 million loss from the write-off of assets, $45 million income for the operations of assets written off and $23 million income from the Vintage properties held for sale.

In addition to the second quarter items affecting net income, net income for the six months of 2007 includes, net of tax: a $112 million gain for litigation settlements, a $412 million gain resulting from the sale of Oxy's 50-percent investment in the Russian Vanyoganneft joint venture, a $107 million charge for the completion of cash tender offers for various debt issues, and a $30 million provision for a plant closure and related environmental remediation reserve. The six months of 2006 includes an additional $78 million income from operations of assets held for sale.

SIX-MONTHS RESULTS

Net income for the six months of 2007 was $2.624 billion ($3.11 per diluted share), compared with $2.091 billion ($2.42 per diluted share) for the six months of 2006.

Oil and Gas

Oil and gas segment earnings, excluding Pakistan and Horn Mountain results, were $3.690 billion for the six months of 2007, compared with $3.668 billion for the same period and on the same basis in 2006. Oil and gas earnings were $3.143 billion for the six months of 2007, after also excluding gains from the sale of

Oxy's investment in the Russian Vanyoganneft joint venture, sale of mineral interests and litigation settlements. The decline in the six months of 2007 reflected $284 million of decreases from lower crude oil and natural gas prices, increased DD&A rates and higher exploration and operating expenses, partially offset by higher crude oil and natural gas production.

The average price for West Texas Intermediate crude oil in the six months of 2007 was $61.61 per barrel compared to $67.09 per barrel in the six months of 2006. Oxy's realized price for worldwide crude oil was $55.34 per barrel for the six months of 2007, compared with $58.53 per barrel for the six months of 2006. The average price for NYMEX gas in the six months of 2007 was $7.37 per MCF, compared with $9.34 per MCF in the six months of 2006. Domestic realized gas prices decreased from $7.25 per MCF in the six months of 2006 to $6.74 per MCF for the same period of 2007.

Production

For the six months of 2007, daily oil and gas production averaged 587,000 BOE, compared with 601,000 BOE per day produced in the six months of 2006. Daily production, excluding Horn Mountain, Pakistan and Russia, was 559,000 BOE for the six months of 2007, compared with 542,000 BOE for the six months of 2006.

Chemicals

Chemical segment earnings for the six months of 2007 were $295 million, compared with six months of 2006 segment earnings of $501 million. The 2007 results reflect lower margins for chloro-vinyl products.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; changes in tax rates and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
310-443-6249
Christopher G. Stavros (investors)
212-603-8184
For further analysis of Occidental's quarterly performance, please visit the web site: www.oxy.com

SUMMARY OF SEGMENT NET SALES AND EARNINGS

	Second Quarter		Six Months
(Millions, except	----------------		----------------
per-share amounts)	2007	2006	2007	2006
==========================================	=======	=======	=======	=======
SEGMENT NET SALES
Oil and Gas	$ 3,145	$ 3,163	$ 6,061	$ 6,157
Chemical	1,229	1,273	2,289	2,514
Other	37	34	76	64
	-------	-------	-------	-------
Net sales	$ 4,411	$ 4,470	$ 8,426	$ 8,735
==========================================	=======	=======	=======	=======
SEGMENT EARNINGS
Oil and Gas (a)	$ 1,682	$ 1,857	$ 3,690	$ 3,668
Chemical	158	251	295	501
	-------	-------	-------	-------
	1,840	2,108	3,985	4,169
Unallocated Corporate Items
Interest expense, net (b)	6	(33)	(175)	(62)
Income taxes	(904)	(851)	(1,588)	(1,725)
Other (c)	470	(364)	402	(291)
	-------	-------	-------	-------

NET INCOME	$ 1,412	$ 860	$ 2,624	$ 2,091
	=======	=======	=======	=======
EARNINGS PER COMMON SHARE
BASIC	$ 1.68	$ 1.00	$ 3.13	$ 2.45
DILUTED	$ 1.68	$ 0.99	$ 3.11	$ 2.42
AVERAGE BASIC COMMON SHARES OUTSTANDING
BASIC	837.7	860.2	839.3	854.5
	=======	=======	=======	=======
DILUTED	841.8	867.7	843.2	864.3
==========================================	=======	=======	=======	=======

See footnotes on following page.

(a)

The second quarter 2007 includes a $23 million pre-tax gain from the sale of domestic mineral interests and a $3 million gain resulting from the resolution of certain legal disputes. The six months 2007 also includes an after-tax gain of $412 million from the sale of Occidental's 50-percent interest in the Russian Vanyoganneft joint venture and an additional $109 million after-tax gain resulting from the resolution of certain legal disputes.

(b)

The second quarter 2007 includes a $5 million pre-tax interest gain and the six months 2007 also includes a $172 million pre-tax interest charge for the purchase of various debt issues in the open market. Decreased debt levels have resulted in lower interest expense which was entirely offset by interest income in the second quarter of 2007.

(c)

The second quarter 2007 includes a $284 million pre-tax gain from the sale of 18.6 million shares (approximately 89%) of Occidental's investment in Lyondell Chemical Company. The remaining 2.4 million shares were sold in early July. The quarter also includes after-tax gains of $116 million from the sale of Pakistan operations to BP, $107 million from the swap of the Horn Mountain operations with BP and $44 million for the operations of Horn Mountain and Pakistan. The second quarter 2006 includes a $415 million after-tax loss for the write-off of assets, $45 million after-tax income for the first five months of operations which were written off, $23 million after-tax income for the Vintage properties held for sale and $65 million after-tax income for the operations of Horn Mountain and Pakistan.

In addition to the second quarter items described above, the six months 2007 includes an additional $43 million after-tax income for the operations of Horn Mountain and Pakistan. The six months of 2007 also includes a $47 million pre-tax charge for a plant closure and related environmental remediation reserve. The six months 2006 includes additional after-tax income of $65 million for the operations which were written off, $13 million after-tax income for the Vintage properties held for sale and $66 million after-tax income for the operations of Horn Mountain and Pakistan.

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Second Quarter		Six Months
	----------------		----------------
($ millions)	2007	2006	2007	2006
==========================================	=======	=======	=======	=======
CAPITAL EXPENDITURES	$ 850	$ 642	$ 1,630	$ 1,230
	=======	=======	=======	=======
DEPRECIATION, DEPLETION
AND AMORTIZATION
OF ASSETS	$ 564	$ 483	$ 1,138	$ 930
==========================================	=======	=======	=======	=======

SUMMARY OF OPERATING STATISTICS

	Second Quarter		Six Months
	----------------		----------------
	2007	2006	2007	2006
==========================================	=======	=======	=======	=======
NET OIL, GAS AND LIQUIDS
PRODUCTION PER DAY
United States
Crude oil and liquids (MBBL)
California	93	82	89	83
Permian	163	168	164	167
Hugoton and other	3	3	4	3
	-------	-------	-------	-------
Total	259	253	257	253
Natural Gas (MMCF)
California	268	258	250	255
Hugoton and other	154	136	152	134
Permian	187	199	192	194
	-------	-------	-------	-------
Total	609	593	594	583
Latin America
Crude Oil (MBBL)
Argentina	34	38	33	31
Colombia	44	34	43	36
	-------	-------	-------	-------
Total	78	72	76	67
Natural Gas (MMCF)
Argentina	28	21	25	17
Bolivia	18	20	16	17
	-------	-------	-------	-------
Total	46	41	41	34
Middle East/North Africa
Crude Oil (MBBL)
Oman	19	17	21	17
Qatar	47	44	46	44
Yemen	25	30	28	31
Libya	19	27	23	25
	-------	-------	-------	-------
Total	110	118	118	117
Natural Gas (MMCF)
Oman	32	35	29	30
Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	561	555	562	545
Colombia-minority interest	(6)	(5)	(6)	(5)
Yemen-Occidental net interest	3	1	3	2
	-------	-------	-------	-------
Continuing operations	558	551	559	542
Sold operations (a)
Horn Mountain	9	13	9	14
Pakistan	16	18	16	17
Russia	--	27	3	28
	-------	-------	-------	-------
Total Worldwide Production – MBOE	583	609	587	601
==========================================	=======	=======	=======	=======

(a) Occidental sold its interest in the Russian Vanyoganneft joint venture in January 2007. In June 2007, Occidental sold its Pakistan operations to BP and swapped its Gulf of Mexico - Horn Mountain operations with BP.